Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
NRG Energy, Inc. Reports 2008 Fourth Quarter and Full-Year Results
Full-Year 2008 Financial Highlights:
•	$1.4 billion of cash flow from operations;

•	$2.3 billion of adjusted EBITDA, excluding mark-to-market (MtM) impacts;

•	$234 million in debt repayments and $185 million of common share repurchases; and

•	$250 million FORNRG 1.0 target exceeded; FORNRG 2.0 initiated
Fourth Quarter Financial Highlights:
•	$393 million of cash flow from operations;

•	$403 million of adjusted EBITDA, excluding MtM impacts; and

•	$3.4 billion total liquidity, excluding counterparty collateral deposits
Full-Year 2008 Growth Initiative Highlights:
•	Completion of Sherbino I and Elbow Creek wind farms; and

•	GenConn projects permitted to begin construction in 11/09
2009 Outlook and Growth Highlights:
•	Reaffirmed guidance of $1.5 billion of cash flow from operations and $2.2 billion of adjusted EBITDA; and

•	Completed STP units 3&4 EPC negotiations and initiating 20% equity sell-down
PRINCETON, NJ; February 12, 2009—NRG Energy, Inc. (NYSE: NRG) today reported income from continuing operations for the quarter ended December 31, 2008 of $273 million, or $0.98 per diluted common share, compared to income of $100 million, or $0.34 per diluted common share, for the fourth quarter of 2007. Driving the increase in fourth quarter 2008 income was an after tax benefit of $200 million in unrealized mark-to-market (MtM) gains as a result of falling commodity prices, while fourth quarter 2007 results included an after tax charge of $22 million in unrealized MtM losses.
For the year ended December 31, 2008, the Company reported record income from continuing operations of $1,016 million, or $3.66 per diluted common share, compared to 2007 income from continuing operations of $569 million, or $1.95 per share. The increase was due primarily to a $361 million increase in net after tax MtM gains as such gains were $315 million in 2008 versus MtM losses of $46 million in 2007. Financial results for 2008 were favorably impacted by both strong plant operating performance and a proactive commercial operations strategy implemented during the second quarter of the year. Further benefitting 2008 results was a $33 million after tax reduction in development expenses resulting from the capitalization of STP units 3&4 costs starting on January 1, 2008, following the docketing of the Company’s Combined Construction and Operating License Application.
Net income for the year ended December 31, 2008 was $1,188 million, or $4.29 per diluted common share, compared to net income of $586 million, or $2.01 per diluted common share, for the same period last year. The full year 2008 results included $172 million in income, or $0.63 per diluted common share from discontinued operations including a $164 million after tax gain from the sale of Itiquira Energetica S.A. (ITISA), which was sold in April 2008.
Cash flow from operations for the 12 months ended December 31, 2008 was $1,434 million compared to $1,517 million for the previous year. After adjusting for cash collateral outflows of $417 million in 2008 and $125 million of out flows in 2007, cash from operations actually rose 13%, or $209 million, to $1,851 million in 2008, compared to $1,642 million in 2007.
“The Company completed 2008 by setting records on almost all financial metrics including net income, adjusted EBITDA and liquidity, and these were achieved during the most challenging business environment seen in a generation,” commented David Crane, NRG President and Chief Executive Officer. “The financial success in 2008 was equally matched by record operating performance at our plants including our best ever safety performance achieved across our entire fleet.”
Regional Segment Review of Results
Table 1: Income /(Loss) from Continuing Operations before Income Taxes

($ in millions)	Three Months Ended		Twelve Months Ended
Segment	12/31/08	12/31/07	12/31/08	12/31/07

Texas	496	188	1,603	812
Northeast	80	82	390	401
South Central	(8)	(20)	50	4
West	13	10	51	36
International	10	28	82	88
Thermal	5	4	16	36
Corporate (1)	(113)	(115)	(463)	(431)

Total	483	177	1,729	946

Less: MtM forward position accruals (2)	365	(2)	536	20
Add: Prior period MtM reversals (3)	6	19	38	128
Less: Hedge ineffectiveness(4)	1	(18)	(25)	13

Total, net of MtM Impacts	123	216	1,256	1,041

(1)	Includes interest expense of $401 million and $404 million for the 12 months ended December 31, 2008 and 2007, respectively, and $97 million and $108 million for the fourth quarter of 2008 and 2007, respectively. In addition, 2007 full year results include $35 million in refinancing expense while 2008 full year results include a $23 million charge related to the impairment of a distressed investment in commercial paper and $36 million in development costs related to the Company’s RepoweringNRG program as well as $8 million in Exelon defense costs.

(2)	Represents the domestic mark-to-market (MtM) gains/(losses) on economic hedges that do not qualify for hedge accounting treatment.

(3)	Represents the reversal of MtM gains/(losses) previously recognized on economic hedges that do not qualify for hedge accounting treatment.

(4)	Represents the ineffectiveness gains/(losses) due to a change in correlation predominantly between natural gas and power prices on economic hedges that qualify for hedge accounting treatment.
MtM Impacts of Hedging and Trading Activities
The Company, in the normal course of business, enters into contracts to lock in forward prices for a significant portion of its expected power generation and risk management activities. Although these transactions are predominantly economic hedges of our portfolio, a portion of these forward sales are not afforded hedge accounting treatment and the MtM change in value of these transactions is recorded to current period earnings. NRG also hedges power prices using natural gas contracts and, to the extent gas and power prices do not fully meet correlation tests, this ineffectiveness is also reflected in our MtM results. For the fourth quarter 2008, NRG incurred $365 million of forward domestic net MtM gains accompanied by a $1 million gain on hedge ineffectiveness compared to the fourth quarter 2007 when we recorded a $2 million forward net MtM loss accompanied by an $18 million loss on hedge ineffectiveness. For the full year 2008, NRG recognized $536 million of net forward MtM gains and a $25 million hedge ineffectiveness loss compared to the full year 2007 when the Company recorded $20 million of MtM gains along with a $13 million hedge ineffectiveness gain. MtM gains in 2008 were driven primarily by the downward trend in natural gas prices during the second half of the year.
Table 2: Adjusted EBITDA from Continuing Operations, Excluding MtM Impacts

($ in millions)	Three Months Ended		Twelve Months Ended
Segment	12/31/08	12/31/07	12/31/08	12/31/07

Texas	270	347	1,543	1,384
Northeast	92	113	475	574
South Central	17	4	145	101
West	17	13	68	41
International	10	29	82	93
Thermal	4	7	28	35
Corporate (1)	(7)	(6)	(50)	12

Adjusted EBITDA, net of MtM(2)	403	507	2,291	2,240

(1)	Full year 2008 results include a $23 million charge related to the impairment of a restructuring of a distressed investment in commercial paper and $36 million in development costs related to the Company’s RepoweringNRG program.

(2)	Excludes net domestic forward MtM gains/(losses), reversals of prior periods net MtM gains/(losses), and hedge ineffectiveness gains/(losses) on economic hedges as shown in Table 1 above. Detailed adjustments by region are shown in Appendix A.
Texas: Adjusted EBITDA for the fourth quarter of 2008 for the region was $270 million, a $77 million reduction compared to the same period in 2007. Net energy margins declined by $33 million as a 31-day refueling outage at STP, together with lower power prices year-over-year, negatively impacted results. Operating expenses increased by $14 million as higher employment in the region increased labor and benefit costs by $6 million and asset retirement and disposal costs increased $8 million. Development expenses increased $23 million in the fourth quarter 2008 versus 2007 as the prior year’s quarter included a $39 million reimbursement of development expenses by the Company’s partner for the STP 3&4 repowering project.
Annual adjusted EBITDA for 2008 was $1,543 million, a $159 million increase over 2007. Net energy margins increased $144 million as higher power prices, particularly during the second quarter of the year, more than offset a 2% reduction in fleetwide generation. Coal generation increased 1% compared to 2007 as the Limestone facility set a plant record of just under 13.9 million MWhrs produced and net capacity factor of 94%. These results, however, were offset by a 3% reduction in nuclear generation due to a second refueling outage at STP and a 14% decrease in gas plant generation resulting from lower market heat rates during the fourth quarter. Operating costs rose by $32 million during 2008 as higher headcount increased labor and benefit costs by $14 million, and the retirement and disposal of assets added an additional $16 million in expenses. Higher operating costs were more than offset by a $59 million reduction in development expenses, primarily due to the capitalization of STP units 3&4 costs in 2008 versus expensing those costs in 2007.
Northeast: Fourth quarter 2008 regional adjusted EBITDA was $92 million, a decrease of $21 million as compared to the same quarter last year. Net energy margins were down $9 million mainly due to declining power prices and market heat rates partially offset by fuel-related risk management activities. Capacity revenues also declined by $13 million as New York in-city capacity prices fell year-over-year and capacity payments were lower at the Company’s Norwalk Harbor plant under its reliability-must-run (RMR) agreement.
Full-year 2008 adjusted EBITDA decreased $99 million over the prior year to $475 million. Despite flat baseload generation, total generation declined by 6%, or 814,000 MWhrs, from 2007 levels as gas- and oil-fueled units ran less than in 2007. Generation at Arthur Kill declined 205,000 MWhrs as congestion support provided in 2007 was not as prevalent in 2008. In addition to lower generation, energy margins were negatively impacted by $83 million due to rising fuel costs and an additional $38 million due to the expiry of certain load contracts and higher costs to serve remaining contracts. Partially offsetting these unfavorable variances was a $14 million increase in capacity revenues as a $20 million increase in PJM Reliability Pricing Model (RPM) capacity revenues and a $12 million increase in the Norwalk RMR capacity payments more than offset an $18 million reduction in New York capacity revenues resulting from new in-city capacity mitigation rules. Further offsetting these unfavorable variances were $7 million in higher emission credit sales, a $10 million reduction in operating and maintenance expenses due to reduced scope of outages during 2008, a $10 million reduction in property taxes, and $6 million in lower general and administrative costs mainly associated with lower insurance costs.
South Central: Fourth quarter 2008 South Central adjusted EBITDA rose $13 million to $17 million. Merchant energy revenues were higher by $23 million on a 219,000 MWhr increase in sales volumes while contracted energy revenues were lower by $4 million on lower volumes. The increased merchant energy revenues were partially offset by $14 million in higher coal, gas and transmission costs. Operating expenses were lower by $6 million mainly attributable to lower maintenance expenses from a reduced scope of work on outages.
On a full year basis, adjusted EBITDA rose $44 million in 2008 to $145 million. Big Cajun II plant performance, with an 84% net capacity factor, drove a 2% increase in generation. Merchant sales increased by 571,000 MWhrs helping to lift energy margins by $19 million. Capacity revenues rose $12 million due to higher billing peaks related to capacity under the cooperative sales agreements, while operating costs were lower by $10 million primarily due to fewer outages.
West: Fourth quarter adjusted EBITDA rose $4 million in 2008 to $17 million over 2007 largely due to lower operating expenses. On a full-year basis, adjusted EBITDA improved by $27 million over 2007 to $68 million due to a number of factors including a $5 million increase in sales of emission credits, a $3 million increase in capacity revenues, a $4 million increase in energy margins from El Segundo, a $6 million improvement in operating expenses and a $5 million reduction in development expenses.
International: With the reclassification of ITISA to discontinued operations in 2007 and its subsequent sale in 2008, only our German and Australian investments comprised this segment. Fourth quarter adjusted EBITDA declined $19 million in 2008 to $10 million due to a $5 million reduction in equity earnings from MIBRAG due to higher carbon emission costs, a $2 million reduction in equity earnings at Gladstone due to lower generation and lower capacity and a $3 million reduction in Schkopau capacity revenues. Full year 2008 adjusted EBITDA was down $11 million over 2007 to $82 million due to a $2 million reduction in energy margins at Schkopau, and a $5 million decline in equity earnings from MIBRAG related to higher carbon costs.
Thermal: The Thermal business is largely contracted resulting in relatively consistent performance between the periods presented. On a full-year basis, however, adjusted EBITDA was down $7 million versus 2007 largely due to the closure of the Rock Tenn facility, the effect of which was partially offset by increased capacity revenues for Thermal’s Dover and Paxton generating units that participate in PJM’s RPM capacity market which started in June 2007.

Corporate: Full-year 2008 adjusted EBITDA was a loss of $50 million or $62 million lower than the prior year. The decrease was due to a $23 million decline in interest income on investable funds, a $10 million increase in development spending, a $12 million increase in an impairment of a distressed investment in commercial paper, a $6 million increase in general and administrative costs, and an $8 million reduction in other revenues primarily due to lower emissions sales.
Liquidity and Capital Resources
Table 3: Corporate Liquidity

($ in millions)	December 31, 2008	December 31, 2007

Cash and cash equivalents	$1,494	$1,132
Funds deposited by counterparties	754	—
Restricted Cash	16	29

Total Cash	$2,264	$1,161
Letter of Credit Availability	860	557
Revolver Availability	1,000	997

Total Liquidity	$4,124	$2,715
Less: Funds deposited as collateral by hedge counterparties	(760)	—

Total Current Liquidity	$3,364	$2,715

Liquidity at December 31, 2008 was a record $3,364 million, including $1,504 million in cash, net of funds deposited as collateral by hedge counterparties, and $1,860 million in letter of credit (LC) and Revolver availability. This compares to year-end 2007 with cash balances of $1,161 million and $1,554 million in LC and Revolver availability. The $343 million increase in cash balances net of funds deposited as collateral by hedge counterparties is attributable to internally generated cash flow during 2008 and $255 million in cash proceeds from sale of assets, primarily ITISA, during the second quarter. The $306 million increase in LC and Revolver availability resulted from $231 million in LC’s being returned as hedging counterparties migrated from NRG’s second-lien structure to a first-lien position and an additional $75 million reduction due to lower commodity prices.
Funds deposited by counterparties consist of cash received from hedge counterparties in support of energy risk management activities and it is the Company’s intention to limit the use of these funds. Depending on market fluctuations and the settlement of the underlying contracts, NRG will refund these funds to the hedge counterparties as the underlying positions settle.
Capital Allocation Plan
NRG’s strong cash generation during 2008 allowed the Company to make significant progress on, and internally fund, its 2008 Capital Allocation Plan. This included $899 million in capital investments in the business together with the $84 million equity investment in Sherbino. At the same time, the Company funded $234 million in debt repayments, $55 million in preferred dividends, and $185 million in share repurchases bringing total share repurchases under the 2008 share repurchase plan to $270 million. The Company remains committed to fulfilling its previously announced $300 million share repurchase plan under its 2009 Capital Allocation Program but is unable to predict if or when it will be able to implement the 2009 Program as a result of restrictions under the United States securities laws.
FORNRG
FORNRG 1.0 exceeded its financial goal of $250 million of recurring and one-time pretax income benefits during 2008. Beginning in January 2009, the Company transitioned to FORNRG 2.0 targeting an incremental 100 basis point improvement to the Company’s return on invested capital by 2012 as measured by $150 million of free cash flow assuming no asset sales. The economic results of FORNRG 2.0 will focus on: (1) revenue enhancement, (2) cost savings, and (3) asset optimization including reducing excess working capital and other assets. Progress towards the FORNRG 2.0 goals will be measured using the Company’s 2008 financial results as a baseline, while plant performance calculations will be based upon the average full year plant key performance indicators for years 2006-2008.
RepoweringNRG Update
RepoweringNRG is a comprehensive portfolio redevelopment program designed to develop, construct and operate new multi-fuel, multi-technology and highly efficient environmentally responsible generation capacity over the next decade. Recent advances in this program include:
•	Sherbino I, a 150 MW wind farm owned jointly by NRG and BP Wind Energy North America Inc., completed construction and achieved commercial operations in late October. Padoma Wind Power LLC, an NRG subsidiary, managed the construction of the project which began in late 2007.

•	On December 29, 2008, NRG announced the completion of its wholly owned 120 MW Elbow Creek wind farm located in Howard County, Texas. The Company funded and developed this wind farm which will be operated by Padoma Wind Power LLC.

•	Construction of a new 550 MW combined cycle natural gas turbine generating plant at NRG’s Cedar Bayou Generating Station in Chambers County, Texas, remains on schedule to reach commercial operations in mid-2009. The plant will be owned equally by NRG and Optim Energy, formerly EnergyCo.

•	GenConn Energy LLC, a 50/50 joint venture between NRG and The United Illuminating Company, secured contracts in 2008 with Connecticut Light & Power to construct and operate two 200 MW peaking facilities at NRG’s Devon and Middletown, CT sites. Devon is scheduled to come on line by June 2010 and Middletown should reach commercial operations by June 2011. GenConn Energy LLC has secured all state permits required for the projects and has entered into contracts for engineering and procurement of the eight GE LM6000 combustion turbines required for the projects. NRG Construction LLC serves as construction manager for the two projects and receives a fee for its services. GenConn Energy LLC expects to close on financing of the projects in the first half of 2009.

•	Based on the Nuclear Regulatory Commission’s review schedule for the South Texas Project (STP 3&4) expansion Combined License (COL), issued on Feb 11, 2009, we anticipate receiving the COL for the new units in 2012. On Feb 11, 2009, we completed negotiations for the Engineering, Procurement and Construction contract with Toshiba America Nuclear Energy, Inc., which provides for customary warranties, performance and schedule guarantees, and liquidated damage provisions. Additionally, NRG’s nuclear development company, Nuclear Innovation North America (NINA) has initiated a sell-down process with respect to the potential sale of a partial ownership interest in the STP expansion. If the sale takes place, it is expected that the current partners, NINA and San Antonio’s CPS Energy, would each own 40% and the new owner(s) would have a 20% equity interest. This sell-down would not affect ownership interests in the current units, STP 1&2.
Outlook for 2009
NRG reaffirmed its 2009 adjusted EBITDA guidance of $2.2 billion and cash from operations of $1.5 billion. These targets remain unchanged from its January 22, 2009 news release.

Table 4: 2009 Reconciliation of Adjusted EBITDA Guidance ($ in millions)

2/12/09

Adjusted EBITDA, excluding MTM	$2,200
Interest payments	(582)
Income tax	(100)
Working capital/other changes	(18)
Net collateral returned/(paid)	—

Cash flow from operations	$1,500

Maintenance capital expenditures	(255)
Preferred dividends	(33)

Free cash flow before environmental and repowering	$1,212

Environmental capital expenditures	(256)
RepoweringNRG	(118)

Free cash flow (FCF)	$838

Earnings Conference Call
On February 12, 2009, NRG will host a conference call at 9:00 a.m. eastern to discuss these results. Investors, the news media and others may access the live webcast and presentation materials by logging on to NRG’s website at http://www.nrgenergy.com and click on “Investors.” Later that day, the call will be available for replay from the “Investors” section of the NRG website.
About NRG Energy, Inc.
NRG Energy, Inc., a Fortune 500 company, owns and operates one of the country’s largest and most diverse power generation portfolios. NRG’s plants provide approximately 24,000 megawatts of generation capacity—enough to power nearly 20 million homes. In November 2007, NRG won two of the industry’s highest honors—Platts Industry Leadership and Energy Company of the Year awards. Headquartered in Princeton, NJ, NRG is a member of the U.S. Climate Action Partnership (USCAP), a group of business and environmental organizations calling for mandatory legislation to reduce greenhouse gas emissions. More information is available at www.nrgenergy.com.
Safe Harbor Disclosure
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include our adjusted EBITDA, cash flow from operations guidance and free cash flow, the timing and completion of RepoweringNRG projects, FORNRG targets, the Company’s Capital Allocation Plan and expected earnings, future growth and financial performance, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation of markets and of environmental emissions, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, adverse results in current and future litigation, the inability to implement value enhancing improvements to plant operations and companywide processes, our ability to achieve the expected benefits and timing of our RepoweringNRG projects, FORNRG initiatives and the Company’s Capital Allocation Plan.
NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The adjusted EBITDA guidance, cash flow from operations and free cash flow are estimates as of today’s date, February 12, 2009 and are based on assumptions believed to be reasonable as of this date. NRG expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.
# # #

Contacts:

	Media:	Investors:
	Meredith Moore	Nahla Azmy
	609.524.4522	609.524.4526

	Lori Neuman	David Klein
	609.524.4525	609.524.4527

	David Knox (Texas and Louisiana)	Erin Gilli
	713.795.6106	609.524.4528

     NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited)
	Three months ended		Twelve Months ended
	December 31		December 31
	(In millions except per share amounts)
	2008	2007	2008	2007
Operating Revenues
Total operating revenues	$1,655	$1,382	$6,885	$5,989

Operating Costs and Expenses
Cost of operations	786	818	3,598	3,378
Depreciation and amortization	171	177	649	658
General and administrative	86	75	319	309
Development costs	17	(7)	46	101

Total operating costs and expenses	1,060	1,063	4,612	4,446
Gain on sale of assets	—	1	—	17

Operating Income	595	320	2,273	1,560

Other Income/(Expense)
Equity in earnings of unconsolidated affiliates	24	14	59	54

Gains on sales of equity method investments	—	—	—	1
Other income, net	3	12	17	55
Refinancing expenses	—	—	—	(35)
Interest expense	(139)	(169)	(620)	(689)

Total other expenses	(112)	(143)	(544)	(614)

Income From Continuing Operations Before Income Taxes	483	177	1,729	946
Income tax expense	210	77	713	377

Income From Continuing Operations	273	100	1,016	569
Income from discontinued operations, net of income taxes	—	4	172	17

Net Income	273	104	1,188	586
Dividends for preferred shares	14	14	55	55

Income Available for Common Stockholders	$259	$90	$1,133	$531

Weighted average number of common shares outstanding — basic	233	239	235	240
Income from continuing operations per weighted average common share — basic	$1.11	$0.36	$4.09	$2.14
Income from discontinued operations per weighted average common share — basic	—	0.02	0.73	0.07

Net Income per Weighted Average Common Share — Basic	$1.11	$0.38	$4.82	$2.21

Weighted average number of common shares outstanding — diluted	276	270	275	288
Income from continuing operations per weighted average common share — diluted	$0.98	$0.34	$3.66	$1.95
Income from discontinued operations per weighted average common share — diluted	—	0.01	0.63	0.06

Net Income per Weighted Average Common Share — Diluted	$0.98	$0.35	$4.29	$2.01

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2008	2007
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$1,494	$1,132
Funds deposited by counterparties	754	—
Restricted cash	16	29
Accounts receivable — trade, less allowance for doubtful accounts of $3 and $1	464	482
Current portion of note receivable— affiliate and capital leases	68	30
Inventory	455	451
Derivative instruments valuation	4,600	1,034
Deferred income taxes	—	124
Cash collateral paid in support of energy risk management activities	494	85
Prepayments and other current assets	147	144
Current assets — discontinued operations	—	51

Total current assets	8,492	3,562

Property, Plant and Equipment
In service	13,084	12,678
Under construction	804	337

Total property, plant and equipment	13,888	13,015
Less accumulated depreciation	(2,343)	(1,695)

Net property, plant and equipment	11,545	11,320

Other Assets
Equity investments in affiliates	490	425
Capital leases and note receivable, less current portion	435	491
Goodwill	1,718	1,786
Intangible assets, net of accumulated amortization of $335 and $372	815	873
Nuclear decommissioning trust fund	303	384
Derivative instruments valuation	885	150
Other non-current assets	125	190
Non-current assets — discontinued operations	—	93

Total other assets	4,771	4,392

Total Assets	$24,808	$19,274

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2008	2007
	(In millions, except share data)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt and capital leases	$464	$466
Accounts payable — trade	447	381
Accounts payable — affiliates	4	3
Derivative instruments valuation	3,981	917
Deferred income taxes	201	—
Cash collateral received in support of energy risk management activities	760	14
Accrued interest expense	178	185
Other accrued expenses	215	189
Other current liabilities	331	85
Current liabilities — discontinued operations	—	37

Total current liabilities	6,581	2,277

Other Liabilities
Long-term debt and capital leases	7,704	7,895
Nuclear decommissioning reserve	284	307
Nuclear decommissioning trust liability	218	326
Postretirement and other benefit obligations	277	263
Deferred income taxes	1,190	843
Derivative instruments valuation	508	759
Out-of-market contracts	291	628
Other non-current liabilities	392	149
Non-current liabilities — discontinued operations	—	76

Total non-current liabilities	10,864	11,246

Total Liabilities	17,445	13,523

Minority Interest	7	—
3.625% convertible perpetual preferred stock; $0.01 par value; 250,000 shares issued and outstanding (at liquidation value of $250, net of issuance costs)	247	247
Commitments and Contingencies
Stockholders’ Equity
4% convertible perpetual preferred stock; $0.01 par value; 420,000 shares issued and outstanding (at liquidation value of $420, net of issuance costs)	406	406
5.75% convertible perpetual preferred stock; $0.01 par value, 1,841,680 issued and outstanding at December 31, 2008 (at liquidation value of $462, net of issuance costs), and 2,000,000 shares issued and outstanding at December 31, 2007 (at liquidation value of $500, net of issuance costs)	447	486
Common Stock; $0.01 par value; 500,000,000 shares authorized; 263,599,200 and 261,285,529 shares issued and 234,356,717 and 236,734,929 shares outstanding at December 31, 2008 and 2007	3	3
Additional paid-in-capital	4,363	4,092
Retained earnings	2,403	1,270
Less treasury stock, at cost — 29,242,483 and 24,550,600 shares at December 31, 2008 and 2007	(823)	(638)
Accumulated other comprehensive income/(loss)	310	(115)

Total Stockholders’ Equity	7,109	5,504

Total Liabilities and Stockholders’ Equity	$24,808	$19,274

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007
	(In millions)
Cash Flows from Operating Activities
Net income	$1,188	$586
Adjustments to reconcile net income to net cash provided by operating activities
Distributions less than equity in earnings of unconsolidated affiliates	(44)	(33)
Depreciation and amortization	649	661
Amortization of nuclear fuel	39	58
Amortization and write-off of financing costs and debt discount/premiums	29	66
Amortization of intangibles and out-of-market contracts	(270)	(156)
Amortization of unearned equity compensation	26	19
Gains on sale of equity method investments	—	(1)
Loss/(gain) on disposals and sales of assets	25	(17)
Impairment charges and asset write downs	23	20
Changes in derivatives	(484)	77
Changes in deferred income taxes and liability for unrecognized tax benefits	762	359
Gain on sale of discontinued operations	(273)	—
Gain on sale of emission allowances	(51)	(31)
Change in nuclear decommissioning trust liability	34	32
Changes in collateral deposits supporting energy risk management activities	(417)	(125)
Cash provided/(used) by changes in other working capital, net of acquisition and disposition effects
Accounts receivable, net	1	(102)
Inventory	(5)	(38)
Prepayments and other current assets	(7)	22
Accounts payable	(31)	49
Accrued expenses and other current liabilities	262	106
Other assets and liabilities	(22)	(35)

Net Cash Provided by Operating Activities	1,434	1,517

Cash Flows from Investing Activities
Capital expenditures	(899)	(481)
Decrease in restricted cash, net	13	12
Decrease in notes receivable	10	34
Decrease in trust fund balances	—	19
Purchases of emission allowances	(8)	(161)
Proceeds from sale of emission allowances	75	272
Investments in nuclear decommissioning trust fund securities	(616)	(265)
Proceeds from sales of nuclear decommissioning trust fund securities	582	233
Proceeds from sale of assets	14	2
Equity investment in unconsolidated affiliate	(84)	—
Purchases of securities	—	(49)
Proceeds from sale of discontinued operations and assets, net of cash divested	241	57

Net Cash Used by Investing Activities	(672)	(327)

Cash Flows from Financing Activities
Payment of dividends to preferred stockholders	(55)	(55)
Payment of financing element of acquired derivatives	(43)	—
Payment for treasury stock	(185)	(353)
Proceeds from sale of minority interest in subsidiary	50	—
Proceeds from issuance of common stock, net of issuance costs	9	7
Proceeds from issuance of long-term debt	20	1,411
Payment of deferred debt issuance costs	(4)	(5)
Payments for short and long-term debt	(234)	(1,819)

Net Cash Provided/(Used) by Financing Activities	(442)	(814)

Change in cash from discontinued operations	43	(25)
Effect of exchange rate changes on cash and cash equivalents	(1)	4

Net Increase in Cash and Cash Equivalents	362	355
Cash and Cash Equivalents at Beginning of Period	1,132	777

Cash and Cash Equivalents at End of Period	$1,494	$1,132

Appendix Table A-1: Fourth Quarter 2008 Regional EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

(dollars in millions)	Texas	Northeast	South Central	West	International	Thermal	Corporate	Total
Net Income (Loss)	285	80	(8)	13	6	5	(108)	273

Plus:
Income Tax	211	—	—	—	4	—	(5)	210
Interest Expense	13	14	13	1	—	1	90	132
Amortization of Finance Costs	—	—	—	—	—	—	5	5
Amortization of Debt (Discount)/Premium	—	—	—	—	—	—	2	2
Depreciation Expense	117	32	17	2	—	2	1	171
Accretion of Asset Retirement Obligation	1	1	—	1	—	—	—	3
Amortization of Power Contracts	(40)	—	(5)	—	—	—	—	(45)
Amortization of Fuel Contracts	(6)	—	—	—	—	—	—	(6)
Amortization of Emission Credits	10	—	—	—	—	—	—	10

EBITDA	591	127	17	17	10	8	(15)	755
Exelon defense costs	—	—	—	—	—	—	8	8

Adjusted EBITDA	591	127	17	17	10	8	(7)	763
Less: MtM forward position accruals	322	39	—	—	—	4	—	365
Add: Prior period MtM reversals	4	2	—	—	—	—	—	6
Less: Hedge Ineffectiveness	3	(2)	—	—	—	—	—	1

Adjusted EBITDA, excluding MtM	270	92	17	17	10	4	(7)	403

Appendix Table A-2: Fourth Quarter 2007 Regional EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

(dollars in millions)	Texas	Northeast	South Central	West	International	Thermal	Corporate	Total
Net Income (Loss)	130	82	(19)	10	29	4	(132)	104

Plus:
Income Tax	58	—	(1)	—	3	—	17	77
Interest Expense	31	15	13	—	1	1	100	161
Amortization of Finance Costs	—	—	—	—	—	—	6	6
Amortization of Debt (Discount)/Premium	—	—	—	—	—	—	2	2
Depreciation Expense	128	28	17	2	—	2	—	177
Accretion of Asset Retirement Obligation	—	1	—	1	—	—	—	2
Amortization of Power Contracts	(51)	—	(6)	—	—	—	—	(57)
Amortization of Fuel Contracts	4	—	—	—	—	—	—	4
Amortization of Emission Credits	10	—	—	—	—	—	—	10

EBITDA	310	126	4	13	33	7	(7)	486
Net (Income) Loss from Discontinued Operations	—	—	—	—	(4)	—	—	(4)
Loss on Sale of Assets	—	—	—	—	—	—	1	1
Station Service Reserve Reversal	—	(18)	—	—	—	—	—	(18)
Fixed Asset Write-off	3	—	—	—	—	—	—	3

Adjusted EBITDA	313	108	4	13	29	7	(6)	468
Less: MtM forward position accruals	(7)	5	—	—	—	—	—	(2)
Add: Prior period MtM reversals	14	5	—	—	—	—	—	19
Less: Hedge Ineffectiveness	(13)	(5)	—	—	—	—	—	(18)

Adjusted EBITDA, excluding MtM	347	113	4	13	29	7	(6)	507

Appendix Table A-3: Full-Year 2008 Regional EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

(dollars in millions)	Texas	Northeast	South Central	West	International	Thermal	Corporate	Total

Net Income (Loss)	911	390	50	51	235	16	(465)	1,188

Plus:
Income Tax	692	—	—	—	19	—	2	713
Interest Expense	100	56	51	6	—	6	372	591
Amortization of Finance Costs	—	—	—	—	—	—	22	22
Amortization of Debt (Discount)/Premium	—	—	—	—	—	—	7	7
Depreciation Expense	451	109	67	8	—	10	4	649
Accretion of Asset Retirement Obligation	3	3		3				9
Amortization of Power Contracts	(255)	—	(23)	—	—	—	—	(278)
Amortization of Fuel Contracts	(13)	—	—	—	—	—	—	(13)
Amortization of Emission Credits	40	—	—	—	—	—	—	40

EBITDA	1,929	558	145	68	254	32	(58)	2,928
Net (Income) Loss from Discontinued Operations	—	—	—	—	(172)	—	—	(172)
Exelon defense costs	—	—	—	—	—	—	8	8

Adjusted EBITDA	1,929	558	145	68	82	32	(50)	2,764
Less: MtM forward position accruals	436	96	—	—	—	4	—	536
Add: Prior period MtM reversals	25	13	—	—	—	—	—	38
Less: Hedge Ineffectiveness	(25)	—	—	—	—	—	—	(25)

Adjusted EBITDA, excluding MtM	1,543	475	145	68	82	28	(50)	2,291

Appendix Table A-4: Full Year 2007 Regional EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

(dollars in millions)	Texas	Northeast	South Central	West	International	Thermal	Corporate	Total

Net Income (Loss)	485	401	4	36	117	36	(493)	586

Plus:
Income Tax	327	—	—	—	(12)	—	62	377
Interest Expense	164	57	53	—	5	6	371	656
Amortization of Finance Costs	—	—	—	—	—	—	25	25
Amortization of Debt (Discount)/Premium	—	—	—	—	—	—	7	7
Refinancing Expense	—	—	—	—	—	—	35	35
Depreciation Expense	469	102	68	3	—	11	5	658
Accretion of Asset Retirement Obligation	2	2		2				6
Amortization of Power Contracts	(218)	—	(24)	—	—	—	—	(242)
Amortization of Fuel Contracts	47	—	—	—	—	—	—	47
Amortization of Emission Credits	40	—	—	—	—	—	—	40

EBITDA	1,316	562	101	41	110	53	12	2,195
Net Income from Discontinued Operations	—	—	—	—	(17)	—	—	(17)
Write-Down and (Gain)/Losses on Sales of Equity Method Investments	—	—	—	—	—	—	(1)	(1)
Loss (Gain) on Sale of Assets — Red Bluff and Chowchilla	—	—	—	—	—	(18)	1	(17)
Station Service Reserve Reversal	—	(18)	—	—	—	—	—	(18)
Fixed Asset Write-off	3	—	—	—	—	—	—	3

Adjusted EBITDA	1,319	544	101	41	93	35	12	2,145
Less: MtM forward position accruals	7	13	—	—	—	—	—	20
Add: Prior period MtM reversals	83	45	—	—	—	—	—	128
Less: Hedge Ineffectiveness	11	2	—	—	—	—	—	13

Adjusted EBITDA, excluding MtM	1,384	574	101	41	93	35	12	2,240

EBITDA, adjusted EBITDA and free cash flow are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of adjusted EBITDA and free cash flow should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.
EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:
•	EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debts;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.
Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.
Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for discontinued operations, gains on sale of equity method investments and other assets; factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release. Adjusted EBITDA, excluding mark-to-market (MtM) adjustments, is provided to further supplement adjusted EBITDA by excluding the impact of unrealized MtM adjustments included in EBITDA for hedge contracts that are economic hedges but do not qualify for hedge accounting treatment in accordance with SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities, as well as the ineffectiveness impact of economic hedge contracts that qualify for hedge accounting treatment. Adjusted EBITDA, excluding MtM adjustments, is a supplemental measure provided to illustrate the impact of MtM movements on adjusted EBITDA resulting from commodity price movements for economic hedge contracts while the underlying hedged commodity has not been subject to MtM adjustments.
Free cash flow is cash flow from operations less capital expenditures and preferred stock dividends and is used by NRG predominantly as a forecasting tool to estimate cash available for debt reduction and other capital allocation alternatives. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. In addition, in evaluating free cash flow, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release. Free cash flow improvements targeted under our FORNRG program are expected to result in increased cash provided by operations or reduced cash used in investing activities, and a reconciliation to such measures is not accessible on a forward looking basis.